Exhibit 99.1
News Release

Contacts:
Investor Relations		Media Relations
Jeff Norris	Danielle Dietz	Julie Rakes	Tatiana Stead
703.720.2455	703.720.2455	804.284.5800	703.720.2352

FOR IMMEDIATE RELEASE: July 23, 2015
Capital One Reports Second Quarter 2015 Net Income of $863 million, or $1.50 per share
EPS from Continuing Operations of $1.48; EPS excluding Adjusting Items of $1.78
McLean, Va. (July 23, 2015) – Capital One Financial Corporation (NYSE: COF) today announced net income for the second quarter of 2015 of $863 million, or $1.50 per diluted common share, compared to the first quarter of 2015 with net income of $1.2 billion, or $2.00 per diluted common share, and the second quarter of 2014 with net income of $1.2 billion, or $2.04 per diluted common share. Net income for the second quarter of 2015, adjusted for the impact of restructuring charges of $147 million and a build in the U.K. PPI reserve of $78 million, was $1.0 billion or $1.78 per diluted common share.
“Capital One continues to deliver attractive risk-adjusted returns today and invest to sustain growth and returns over the long term,” said Richard D. Fairbank, Chair and Chief Executive Officer. “We remain compelled by the opportunity, need, and urgency of digital transformation, and we continue to see growth opportunities across our businesses, particularly in Domestic Card. Capital One is well positioned to sustain attractive shareholder returns over the long term.”
All comparisons below are for the second quarter of 2015 compared with the first quarter of 2015 unless otherwise noted.
Second Quarter 2015 Income Statement Summary:

•	Total net revenue remained flat at $5.7 billion, including ($37) million of contra-revenue from a build in the U.K. PPI reserve.

•	Total non-interest expense increased 8 percent to $3.3 billion:

•	3 percent increase in marketing.

•	10 percent increase in operating expense, including $147 million in restructuring charges and a build of $41 million in the U.K. PPI reserve.

•	Pre-provision earnings decreased 9 percent to $2.4 billion.

•	Provision for credit losses increased 21 percent to $1.1 billion.

Capital One Second Quarter 2015 Earnings

•	Mortgage representation & warranty benefit of $36 million, including $27 million ($17 million net of tax) in discontinued operations.

•	Efficiency ratio of 58.30 percent; Efficiency ratio excluding restructuring charges and a build in the U.K. PPI reserve of 54.63 percent.
Second Quarter 2015 Balance Sheet Summary:

•	Common equity Tier 1 capital ratio under Basel III Standardized Approach of 12.1 percent at June 30, 2015.

•	Net interest margin of 6.56 percent, down 1 basis points; Net interest margin excluding the contra-revenue impact of the build in the U.K. PPI reserve of 6.58 percent.

•	Period-end loans held for investment in the quarter increased $5.7 billion, or 3 percent, to $209.7 billion.

•	Domestic Card period-end loans increased $4.9 billion, or 7 percent, to $79.0 billion.

•	Consumer Banking period-end loans decreased $203 million, or less than 1 percent, to $71.2 billion:

•	Auto period-end loans increased $1.1 billion, or 3 percent, to $40.0 billion.

•	Home loans period-end loans decreased $1.3 billion, or 5 percent, to $27.6 billion, driven by run-off of acquired portfolios.

•	Commercial Banking period-end loans increased $490 million, or less than 1 percent, to $51.2 billion.

•	Average loans held for investment in the quarter increased $1.1 billion, or less than 1 percent, to $206.3 billion.

•	Domestic Card average loans increased $1.2 billion, or 2 percent, to $75.9 billion.

•	Consumer Banking average loans decreased $74 million, or less than 1 percent, to $71.4 billion:

•	Auto average loans increased $1.2 billion, or 3 percent, to $39.5 billion.

•	Home loans average loans decreased by $1.2 billion, or 4 percent, to $28.3 billion, driven by run-off of acquired portfolios.

•	Commercial Banking average loans decreased $94 million, or less than 1 percent, to $51.0 billion.

•	Period-end total deposits decreased $1.7 billion, or less than 1 percent, to $208.8 billion, while average deposits increased $1.3 billion to $209.1 billion.

•	Interest-bearing deposit rate remained relatively flat at 0.59 percent.
Earnings Conference Call Webcast Information
The company will hold an earnings conference call on July 23, 2015 at 5:00 PM Eastern Time. The conference call will be accessible through live webcast. Interested investors and other individuals can access the webcast via the company’s home page (www.capitalone.com). Choose “About Us”, then choose “Investors” to access the Investor Center and view and/or download the earnings press release, the financial supplement, including a reconciliation of non-GAAP financial measures, and the earnings release presentation. The replay of the webcast will be archived on the company’s website through August 3, 2015 at 5:00 PM Eastern Time.
Forward-Looking Statements
Certain statements in this release are forward-looking statements, which involve a number of risks and uncertainties. Capital One cautions readers that any forward-looking information is not a guarantee of future performance and that actual results could differ materially from those contained in the forward-looking information due to a number of factors, including those listed from

Capital One Second Quarter 2015 Earnings

time to time in reports that Capital One files with the Securities and Exchange Commission, including, but not limited to, the Annual Report on Form 10-K for the year ended December 31, 2014.
About Capital One
Capital One Financial Corporation (www.capitalone.com) is a financial holding company whose subsidiaries, which include Capital One, N.A., and Capital One Bank (USA), N.A., had $208.8 billion in deposits and $310.5 billion in total assets as of June 30, 2015. Headquartered in McLean, Virginia, Capital One offers a broad spectrum of financial products and services to consumers, small businesses and commercial clients through a variety of channels. Capital One, N.A. has branches located primarily in New York, New Jersey, Texas, Louisiana, Maryland, Virginia and the District of Columbia. A Fortune 500 company, Capital One trades on the New York Stock Exchange under the symbol “COF” and is included in the S&P 100 index.
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